For further information contact:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
978-421-9655

FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces
Record Third Quarter Revenues

        Chelmsford, MA, July 22, 2004 – ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced third quarter revenues of $54,454,000, an increase of 22% as compared to revenues of $44,716,000 in the third quarter of last year. Net income for the quarter was $2,572,000, or $0.28 per diluted share, compared to $2,947,000, or $0.32 per diluted share for the comparable prior year quarter, a decrease of 13%.

        Third quarter sales to the North American market grew to $44.1 million, an increase of 31% as compared to the third quarter of 2003. North American hospital sales increased 60% to $21.9 million as compared to the third quarter in the previous year. This included shipments to the U.S. Military of approximately $6.3 million as compared to $2.8 million in the third quarter of 2003. Equipment sales to the North American pre-hospital market increased 15% to $17.4 million, as compared to $15.1 in the comparable prior year period. International sales decreased by 5% to $10.3 million versus the third quarter of last year. Total AED Plus™ product sales increased by 61% to $7.8 million as compared to $4.8 million in the third quarter of last year.

        Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, “Revenue growth for the quarter was very strong. We performed particularly well in a number of markets, including the U.S. hospital market and the worldwide AED market. Our profits were significantly better than the most recent quarter. As previously discussed, we have made significant sales, marketing and R&D investments in the first half of the year. Continued top line growth will allow us to leverage these investments and grow our profitability.”

        “During the third quarter, our performance in the North American hospital market was very strong. We benefited from a number of large orders that were driven by the continued shift to ZOLL’s biphasic technology. We were particularly pleased to post a sequential increase in this business compared to Q2 despite a sequential decrease in U.S. Military business from just over $10 million to just over $6 million in Q3.” Mr. Packer added, ” In the AED business our results were also strong with sales growing 61% versus the third quarter of last year. We saw broad-based market share gains in the sale of AEDs across the Company as we believe our sales growth exceeded the market’s growth rate. We continue to be on track to grow our AED sales more than 50% during this fiscal year.”

    Mr. Packer continued, “While sales growth in our pre-hospital business continued to lag other parts of the Company, we are optimistic that market growth may begin to pick up in the near future as economic conditions improve and state budget deficit pressures begin to recede. International sales continued to struggle during the third quarter, reflecting softness in our European operations. We have made a number of changes during Q3 to improve this situation. We expect International sales to improve modestly in Q4 but we do not expect to see significant growth return until 2005.”

        Commenting on the future, Mr. Packer concluded, “Beyond our core business, we made good progress on our strategy to expand our business “beyond the shock.” We are building a portfolio of products in the broader area of resuscitation. During the quarter we announced an agreement with Lifecor that gives us full access to the wearable defibrillator market. We gained more momentum in Europe with the ResQPOD™ circulatory enhancer. Our partner Revivant, which we hold an option to acquire, recently announced growing acceptance of the AutoPulse product. Our vision is coming together and we are excited about our future growth prospects not only in the defibrillator business but also with emerging resuscitation technologies. We believe that ZOLL has built the distribution strength to create tremendous leverage over the long term as we add additional products.”

About ZOLL Medical Corporation

ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL’s M Series™ and AED Plus™, and Lifecor, Inc.‘s LifeVest™ Wearable Defibrillator), circulatory assist devices (Advanced Circulatory Systems, Inc.‘s ResQPOD™ Circulatory Enhancer and Revivant Corporation’s AutoPulse™); and a fluid resuscitation product called the Power Infuser®, manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat victims of trauma, as well as sudden cardiac arrest.

Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world’s major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, anticipated growth in the North American EMS market, our anticipated spending levels, anticipated revenue growth in the International market and the AED market, our outlook for the remainder of the year and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 19, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the acquisition of Revivant in the event ZOLL elects to exercise its option, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

Copyright © 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, M Series, and Power Infuser are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of Lifecor, Inc. The ResQPOD is a trademark of Advanced Circulatory Systems, Inc. The AutoPulse Resuscitation System is a trademark of Revivant Corporation. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.

         (Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 4, 2004	September 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 28,872	$ 40,780
Short-term investments	20,382	19,992
Accounts receivable, net	51,667	47,906
Inventory	37,519	34,388
Prepaid expenses and other current assets	5,458	5,042
Total current assets	143,898	148,108
Property and equipment, net	25,546	23,046
Other assets, net	31,874	20,942
	$201,318	$192,096
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 13,289	$ 12,204
Accrued expenses and other liabilities	19,181	22,399
Total current liabilities	32,470	34,603
Deferred income taxes	1,502	1,502
Total stockholders' equity	167,346	155,991
	$201,318	$192,096

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share and share data)

	Three Months Ended		Nine Months Ended
	July 4, 2004	June 29, 2003	July 4, 2004	June 29, 2003
Net sales	$ 54,454	$ 44,716	$ 156,057	$ 134,397
Cost of goods sold	23,356	19,353	67,753	60,541
Gross profit	31,098	25,363	88,304	73,856
Expenses:
Selling and marketing	19,351	14,817	55,343	44,214
General and administrative	3,703	3,088	10,440	9,298
Research and development	4,706	3,575	13,726	10,275
Total expenses	27,760	21,480	79,509	63,787
Income from operations	3,338	3,883	8,795	10,069
Other income	500	515	1,370	1,845
Income before taxes	3,838	4,398	10,165	11,914
Taxes	1,266	1,451	3,354	3,931
Net income	$ 2,572	$ 2,947	$ 6,811	$ 7,983
Earnings per share:
Basic	$ 0.28	$ 0.33	$ 0.74	$ 0.89
Diluted	$ 0.28	$ 0.32	$ 0.73	$ 0.87
Weighted average common shares:
Basic	9,211,000	9,056,000	9,158,000	9,019,000
Diluted	9,316,000	9,220,000	9,283,000	9,203,000

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